Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Contact: School Specialty, Inc. Elizabeth Higashi, CFA (920) 243-5392 IR@schoolspecialty.com

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	Media Contacts: Kekst and Company Kimberly Kriger/Nathan Riggs (212) 521-4800

SCHOOL SPECIALTY INITIATES FINANCIAL RESTRUCTURING AND ENTERS INTO
AGREEMENT WITH PRIVATE INVESTMENT FIRM

 Receives Commitment for $50 Million in Additional Financing

Sale and Restructuring to Be Implemented Through Chapter 11 Process; Sale Subject to Court-
Supervised Auction for Higher or Better Offers

School Specialty Operations Continue Without Interruption

GREENVILLE, Wis., January 28, 2013 – School Specialty, Inc. (NASDAQ: SCHS) (“the Company”) today announced that it has entered into an asset purchase agreement with an affiliate of Bayside Capital, Inc., under which School Specialty proposes to sell its assets as a going concern through a court-supervised sale process. To facilitate the sale transaction, School Specialty and certain of its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware and is pursuing the sale process under Section 363 of the Bankruptcy Code.

In connection with the filing, the Company has secured a new lending arrangement to be provided by School Specialty’s existing asset-based lenders and a commitment for $50 million in additional capital in the form of debtor-in-possession financing from an affiliate of Bayside Capital.  This financing is intended to provide School Specialty with ample liquidity to operate the business and meet its ongoing obligations to customers, business partners, suppliers and employees through completion of the sale process.

Today’s announcement will enable a sale of the business on an expedited basis to Bayside Capital or any higher or better bidder approved by the Court, and its emergence as owned by a financially stronger entity. The Company anticipates completing the sale process in approximately 60-90 days.

School Specialty’s President and CEO Michael P. Lavelle, said, “We are pleased to have reached these agreements with Bayside, and are confident School Specialty’s business has a bright future.  We fully expect to continue normal business operations, providing quality, value-driven education products and excellent customer care and programs. Our customers remain a top priority and we plan to meet all our customer commitments and maintain customer policies and programs.

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“We have made good progress in our turnaround strategy to strengthen School Specialty’s business by realigning the organization to deliver better value for our customers and improving the quality and efficiency of operations.  In School Specialty, we have a company with excellent potential but with a burdensome amount of debt on our balance sheet. The actions we are announcing today allow us to strengthen our financial condition as we continue transforming School Specialty’s business for the future, including building our brands and product offerings and positioning our business for long-term success as the funding environment improves,” Lavelle concluded.

School Specialty’s Canadian subsidiaries are included in the proposed sale but are not part of the Chapter 11. The Chapter 11 filings are not expected to have any impact on the Company’s operations in Canada, which will continue in the ordinary course without interruption.

It is uncertain whether School Specialty shareholders will receive any distribution from proceeds of a sale and whether these securities will have any value following the Chapter 11 case.

Bayside Capital is an affiliate of H.I.G. Capital, a leading global private investment firm with more than $10 billion of equity capital under management.

The Company’s financial advisor is Perella Weinberg Partners LP, its restructuring advisor is Alvarez & Marsal North America, LLC, and its restructuring counsel is Paul, Weiss, Rifkind, Wharton & Garrison LLP and Young Conaway Stargatt & Taylor, LLP.  Bayside’s legal advisor is Akin Gump Strauss Hauer & Feld LLP.

Additional information about the restructuring is available on the Company’s website at www.schoolspeciality.com.  Claims information is available at www.kccllc.net/schoolspecialty or by calling the School Specialty’s new Restructuring Information Center toll-free at (+1-877) 709-4758.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2012, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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